                                                                 EXHIBIT (d)(2)



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                                JENNY CRAIG, INC.

                             STOCKHOLDERS' AGREEMENT

                                      DATED

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
                                TABLE OF CONTENTS



                                                                                                        Page
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
Section 1.        Definitions ............................................................................1

Section 4.        Action by Stockholders; Irrevocable Proxy..............................................12

Section 5.        Other Arrangements.....................................................................13

Section 6.        Preemptive Rights .....................................................................15

Section 7.        Restrictions on Transfer...............................................................15

Section 8.        Right of First Refusal.................................................................16

Section 9.        Rights and Obligations of Inclusion (Tag-Along and Drag-Along Rights)..................17

Section 10.       Share Certificates.....................................................................19

Section 11.       After-Acquired Shares..................................................................20

Section 12.       Severability ..........................................................................20

Section 13.       Governing Law .........................................................................20

Section 14.       Assignment ............................................................................20

Section 15.       Notices ...............................................................................20

Section 16.       Termination ...........................................................................21

Section 17.       Section and Other Headings.............................................................21

Section 18.       Remedies ..............................................................................21

Section 19.       Entire Agreement ......................................................................21

Section 20.       Amendment; Waiver .....................................................................21

Section 21.       Counterparts ..........................................................................21

Section 22.       Fees and Expenses .....................................................................21

Section 23.       Affiliate Transactions.................................................................21

                             STOCKHOLDERS' AGREEMENT


        STOCKHOLDERS' AGREEMENT, dated as of ___________, 2002 (this "Agreement"), among J Holdings Corp., a Delaware corporation (the "Company"), DB Capital Investors, L.P., a Delaware limited partnership (collectively with its Affiliates who shall, from time to time, own, beneficially or of record, securities of the Company "DBCP"), [ACI Capital Co., Inc. on behalf of ACI Entities] (collectively with its Affiliates who shall, from time to time, own, beneficially or of record, securities of the Company, "ACI") and _____________, and __________, each an individual (each, a "Management Stockholder"), SJF Enterprises, Inc., a Delaware corporation ("SJF"), Craig Enterprises, Inc., a __________ corporation ("CEI"), and Sidney Craig and Jenny Craig, each an individual (collectively the "Craigs", and together with SJF and CEI, the "Craig Group").

W I T N E S S E T H:

        WHEREAS, the Major Investors, the Management Stockholders and SJF own the shares of common stock of the Company (the "Common Stock") and other securities of the Company listed on Exhibit A attached hereto and desire to enter into this Stockholders' Agreement;

        NOW, THEREFORE, in consideration of the agreements, premises and mutual covenants contained in this Agreement, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

        Section 1. Definitions. (a) The following terms have the meanings set forth below:

        "Accepting Offeree" has the meaning set forth in Section 9.

        "ACI" has the meaning set forth in the recitals.

        "ACI Director" has the meaning set forth in Section 2(b)(ii).

        "Acquisition Notice" has the meaning set forth in Section 9(b).

        "Acquisition Proposal" has the meaning set forth in Section 9(b).

        "Affiliate" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such other Person (by contract or otherwise, including any entity to which such other Person is the exclusive provider of management or other investment advisory services).

        "Agreement" has the meaning set forth in the recitals.

        "Annual Budget" has the meaning set forth in Section 3(a)(i)(xvii).

        "Board" has the meaning set forth in Section 2.

        "Business Day" means any day (other than a Saturday or Sunday) on which banks in New York City are open for business.

        "Capital Expenditures" means all commitments to pay or payments for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

        "CEI" has the meaning set forth in the preamble.

        "Common Stock" means the common stock, par value $.01 per share, of the Company, of which there are ________ shares issued and outstanding (all of which are voting shares) as of the date of this Agreement.

        "Company" has the meaning set forth in the recitals.

        "Convertible Securities" means any option, warrant or share of preferred stock of the Company or any other security, in any case, which is convertible into or exercisable or exchangeable for Common Stock, either immediately or upon the occurrence of a specified date or a specified event.

        "Craigs" has the meaning set forth in the preamble.

        "Craig Director" has the meaning set forth in Section 2(b).

        "Craig Group" has the meaning set forth in the preamble.

        "DAH" has the meaning set forth in the preamble.

        "DBCP Director" has the meaning set forth in Section 2(b)(i).

        "DBCP" has the meaning set forth in the preamble.

        "Excess New Securities" has the meaning set forth in Section 6.

        "Fiscal Year" has the meaning set forth in Section 3(a)(ii)(B)(iii).

        "GAAP" means United States generally accepted accounting principles.

        "Initial Public Offering Date" means the first date on which the Common Stock shall have been registered pursuant to an effective registration statement on Form S-1 (or any equivalent general registration form) under the Securities Act.

        "Joint Director" has the meaning set forth in Section 2.

        "Lien" means any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever.

        "Major Investor Directors" has the meaning set forth in Section
2(b)(ii).

        "Major Investors" means each of DBCP and ACI.

        "Management Stockholder" has the meaning set forth in the preamble.

        "New Securities" means any authorized but unissued shares, and any treasury shares, of capital stock of the Company and all rights, options or warrants to purchase capital stock, or securities of any type whatsoever that are, or may become, convertible into capital stock.

        "New Securities Notice" has the meaning set forth in Section 6.

        "Notice" has the meaning set forth in Section 9.

        "Obligated Party" has the meaning set forth in Section 3(c)(vii).

        "Offer" has the meaning set forth in Section 8.

        "Offeree" has the meaning set forth in Section 9.

        "Option Period" has the meaning set forth in Section 8.

        "Parent" means any entity that has beneficial ownership or the right to control, directly or indirectly, the voting of more than 50% of the voting securities of any other entity.

        "Permitted Transferees" means (i) in the case of an individual, his estate or legal representative and trusts solely for the benefit of him, his spouse or his children, (ii) in the case of a partnership, (A) any of its partners (limited or general) who are partners as of the date of this Agreement,
(B) any individual or entity who becomes a partner after the date of this Agreement (except that if Shares constituting more than 5% of the outstanding shares of Common Stock (on a fully diluted basis) are Transferred to any individual or entity who becomes a partner after the date of this Agreement, such transferee shall not qualify as a Permitted Transferee), (C) the estates of such partners and (D) any Affiliate of such partnership or any of its partners (limited or general) who are partners as of the date of this Agreement (but shall not include any Person to whom Shares or other Stock are sold); (iii) in the case of a corporation, any Subsidiary, any Parent corporation and any Subsidiary of a Parent corporation; provided that any Transfer to such a transferee was not consummated (and, in the case of clause (ii)(B), such transferee was not made a partner) in contemplation of a transaction intended to circumvent the restrictions on Transfer of Shares set forth in this Agreement; and (iv) in the case of SJF, a member of the Craig Family (defined below) or a Craig Entity (defined below), any one or more of the following shall (subject to the proviso to this sentence) be a Permitted Transferee, (A) Sidney Craig or Jenny Craig or (B) any lineal descendant of either of the Craigs (with the Craigs, collectively the "Craig Family") or (C) any trust solely for the benefit of a member or members of the Craig Family or (D) any partnership, limited liability company, corporation or other entity more than 75% of the equity securities of which are beneficially owned directly or indirectly by a member or members of the Craig Family (a "Craig Entity") (the Persons listed in this subparagraph each being a "Craig Stockholder" and collectively the "Craig Stockholders"); provided, however, and not withstanding the foregoing, a Permitted Transferee may not effect a further transfer, directly or indirectly (other than a transfer in accordance with clause (i) above) of his, her or its Securities to any Person unless such Person is both a Permitted Transferee of
(x) the original holder of such Securities being transferred and (y) the Permitted Transferee who is transferring such Securities; provided further, that in the discretion of Deutsche Bank AG, unlimited transfers may be made by itself or by any of its direct or indirect majority owned subsidiaries, to itself or to any of its direct or indirect majority owned subsidiaries which is also a Permitted Transferee. In addition, the Small Business Administration (the "SBA"), or any Person designated by the SBA in accordance with applicable SBA regulations, shall be deemed a Permitted Transferee of ACI for the purposes of this Agreement. After a Permitted Transferee becomes a party to this Agreement pursuant to Section 7(b), each reference in this Agreement to a party to this Agreement shall be deemed to include such Permitted Transferee of such party and such Permitted Transferee shall have all the rights of the transferring party hereunder, subject to the limitations on such rights contained herein, including but not limited to limitations based on ownership of required minimum amounts of Stock.

        "Person" shall mean a corporation, limited liability company, partnership or other entity or person.

        "Preferred Stock" means the Senior Preferred Stock, par value $_____ per share, of the Company, having an aggregate liquidation preference of $18,000,000 of which _____ shares having a liquidation preference of $_____ per share are issued and outstanding as of the date of this Agreement.

        "Prohibited Payment" has the meaning set forth in Section 3.

        "Registrable Securities" shall mean (1) any Common Stock now or hereafter owned by the Stockholders, (2) any Common Stock issuable or issued upon conversion or exercise of any warrant, right or other security now or hereafter owned by the Stockholders, and (3) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a distribution with respect to, or in exchange for or in replacement of, or upon conversion of, such Common Stock, warrants, rights or other securities.

        "Sale Notice" has the meaning set forth in Section 8.

        "Securities" means Common Stock, Preferred Stock, Warrants or other Stock, provided that, for purposes of Sections 7, 8 and 9, the term "Securities" shall not include the Warrants if the same are being Transferred together with the Transfer of the Subordinated Debt.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Selling Stockholder" has the meaning set forth in Section 8.

        "Shares" means the shares of Common Stock held by any of the Stockholders on the date of this Agreement and any other shares of Common Stock hereafter acquired by any Stockholder, including shares issued upon conversion or exercise of any Convertible Security.

        "Stock" means any and all shares, interests, participations or other equivalents (however designated) of the Company's capital stock (or equivalent ownership interests or membership interests) whether now outstanding or hereafter issued, including, without limitation, the Common Stock and the Preferred Stock, all common or preferred stock of any other class issued after the date of this Agreement, any convertible securities and rights, warrants (including the Warrants) or options to purchase the Company's capital stock.

        "Stockholders" means, collectively, the Major Investors, the Management Stockholders, SJF and any Permitted Transferees of such parties which become party to this Agreement pursuant to Section 7(b).

        "Subordinated Debt" means the junior subordinated debt of J Acquisition Corp., a Delaware corporation, and its successors and assigns, due _________, 2007.

        "Subsidiary" means any entity, more than 50% of whose voting securities are beneficially owned or controlled, directly or indirectly, by any other entity.

        "Third Party Offeror" has the meaning set forth in Section 9(b).

        "Transfer" means any direct or indirect transfer, sale, assignment, pledge, encumbrance, hypothecation or other disposition, whether with or without consideration and whether voluntary or involuntary or by operation of law.

        "Warrants" means warrants exercisable for _____________ shares of Common Stock of the Company, subject to adjustment as respectively provided therein, at a price of $_____ per share, which may be exercised at any time from _____, 200_ to _______, 200_. As of the date of this Agreement the Warrants are held as follows: DBCP holds Warrants for ____ shares, ACI holds Warrants for _______ shares, and the Management Stockholders collectively hold Warrants for ________ shares.

        (b) Dilution Calculations. Whenever in this Agreement it is specified that a calculation based on a percentage of outstanding shares of Common Stock is to be done on a "fully diluted basis" the denominator of the fractional equivalent of such percentage shall be the aggregate of (i) all shares of outstanding Common Stock, plus (ii) the shares of Common Stock issuable upon exercise of all options granted to employees and management of the Company plus
(iii) the shares of Common Stock issuable upon exercise of conversion or exchange rights under all other Convertible Securities including, without limitation, the Warrants.

        Section 2. Election and Removal of Directors. Each Stockholder shall vote all of its Shares and any other voting securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within its control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

        (a) Number of Directors. The authorized number of directors on the Board of Directors of the Company (the "Board") shall be nine directors.

        (b) Nominations Prior to the Initial Public Offering Date. Immediately after the date of this Agreement, the Board shall consist of (i) three nominees designated by DBCP (each a "DBCP Director"), who shall initially be __________________; (ii) three nominees designated by ACI (each an "ACI Director," and collectively with the DBCP Directors, the "Major Investor Directors"), who shall initially be ____________________; (iii) one designee of SJF (the "Craig Director"), who shall at all times be either Sidney Craig or Jenny Craig; and (iv) up to two members designated by mutual consent of the Major Investors or the Major Investor Directors designated by them, who shall initially be Kent Kreh and Patricia Larchet (for purposes of this Section 2, each a "Joint Director"). If (x) both Sidney Craig and Jenny Craig shall be unable to serve as director or (y) SJF fails to designate either of them as director, the number of Joint Directors shall be increased to three. In addition, DBCP and ACI shall each have the right to appoint an observer (each, an "Observer") to attend all meetings of the Board and all committees (whether in person, telephonic or other) in a non-voting, observer capacity and the Company shall provide to each Observer, concurrently with the members of the Board and each such committee, and in the same manner, notice of such meeting and a copy of all materials provided to such members, provided that each such Observer shall execute a confidentiality agreement with respect to such materials and information on standard terms. On the first date a Major Investor owns less than seven percent (7%) of the outstanding Common Stock, calculated on a fully diluted basis, such Major Investor shall immediately lose, from and after such date, (i) its rights under this Agreement to appoint, remove or fill vacancies with respect to two of its designated Major Investor Directors and any Observer, but shall retain such rights under this Section 2 with respect to one member of the Board, but such director shall no longer be considered a Major Investor Director and (ii) its rights under Section 3. At the discretion of the Board, either or both of the directors formerly designated by such Major Investor may thereafter be nominated by a majority of the then current directors for reelection in accordance with the Company's by-laws and applicable law, but such director(s) shall no longer be considered Major Investor Director(s), or the size of the Board may be reduced accordingly (in which case such Major Investor shall cause such director(s) to resign from the Board). On the first date SJF owns less than seven percent (7%) of the outstanding Common Stock, calculated on a fully diluted basis, SJF shall immediately lose, from and after such date, its rights under this Agreement to appoint, remove or fill vacancies with respect to the Craig Director. At the discretion of the Board, the director formerly designated by SJF may thereafter be nominated by a majority of the then current directors for reelection in accordance with the Company's by-laws and applicable law, but such director shall no longer be considered a Craig Director, or the size of the Board may be reduced accordingly (in which case SJF shall cause such director to resign from the Board).

        (c) Removal. DBCP and ACI shall each be entitled at any time and for any reason (or for no reason) to designate any of its respective nominees for removal from the Board as a director. Each of DBCP and ACI, by mutual consent, shall be entitled at any time and for any reason (or for no reason) to designate any of the Joint Directors for removal from the Board as a director. SJF shall be entitled at any time and for any reason (or for no reason) to designate its nominee for removal from the Board as a director. The Stockholders agree to take such action, and to cause the remaining directors to take such action, as promptly as practicable but no later than twenty (20) days after such designation, as is necessary to remove such directors from the Board.

        (d) Filling Vacancies. If at any time a vacancy is created on the Board by reason of the death, removal or resignation of any director, the Stockholders agree to take such action, and to cause the remaining directors to take such action, within twenty (20) days after such occurrence, to approve and elect an individual to fill such vacancy, which individual shall be designated for election as a director by (i) DBCP, if the individual who has ceased to be a director was a nominee designated by DBCP, (ii) ACI, if the individual who has ceased to be a director was a nominee designated by ACI, or (iii) subject to
Section 2(b), SJF, if the individual who has ceased to be a director was Sidney Craig or Jenny Craig, or (iv) mutual consent of the Major Investors or the Major Investor Directors. If both Sidney Craig and Jenny Craig are unable to serve on the Board or SJF does not designate either of them to serve on the Board, then such vacancy shall be filled by the mutual consent of the Major Investors or the Major Investor Directors.

        (e) Failure to Designate. If any Major Investor fails to designate a nominee to fill a vacancy in a directorship controlled by it or the Major Investors fail to designate a nominee to fill a vacancy for a Joint Director, in each case within twenty (20) days of the occurrence of such vacancy , the election of an individual to such directorship shall be accomplished in accordance with the Company's by-laws and applicable law.

        (f) Subsidiary Boards. The identity of the directors, managing members, general partners, or similar office holders, depending on the structure thereof, as the case may be, of each Subsidiary of the Company shall be identical to the directors of the Company unless otherwise agreed to by the Major Investors, and if not identical to the directors of the Company, SJF shall be entitled to designate one director, managing member, general partner or similar office holder, as applicable, to such Subsidiary of the Company.

        (g) Meetings. The Board shall meet at least quarterly.

        (h) Committees. At all times a DBCP Director and an ACI Director shall serve on the following committees of the Board if and when created: (i) the Executive Committee, (ii) the Audit Committee and (iii) the Compensation Committee. No committee of the Board shall be created, and the powers and duties thereof determined, except with the mutual consent of each of the Major Investors. At least one Major Investor Director and, at the discretion of DBCP and ACI, at least one DBCP Director and one ACI Director, shall serve on each additional committee of the Board.



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

        (i) Quorum. At all times this Agreement is in effect and DBCP and ACI are Major Investors, a quorum of the Board shall consist of a majority of the entire Board and must include at least two DBCP Directors and two ACI Directors.

        Section 3. Certain Corporate Actions.

        (a) Each Stockholder shall vote all of its Shares and any other voting securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within its control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that at all times the charter documents of the Company, including but not limited to the by-laws and the certificate of incorporation, shall provide, subject to the provisions of Section 3(b), that the affirmative vote of a majority of the Directors then in office, including the affirmative vote of all Major Investor Directors designated by each of DBCP and ACI, shall be required in order for the Company or any Subsidiary to take any of the following actions (or series of actions that, on a cumulative basis, produce the same result) and the Company shall not (and shall cause its Subsidiaries not to) take any such action (or series of actions) without such consent:

                (i) declare or pay any dividends or authorize or make any distribution upon or with respect to any Stock (except for dividends or distributions by any wholly-owned Subsidiary to another wholly-owned Subsidiary);

                (ii) enter into a merger, consolidation or other business combination involving the Company or any Subsidiary (whether or not the Company would be the surviving entity of such merger, consolidation or other business combination);

                (iii) approve the acquisition, or a related series of acquisitions, of any material properties or assets of any Person (regardless of the type of consideration used in connection therewith)
        (1) either not provided therefor or exceeding by $50,000 or more the amount approved therefor, in the Annual Budget, (2) in excess of $500,000 notwithstanding whether such acquisition has been approved in the Annual Budget or (3) in excess of $1,000,000 in the aggregate for all such transactions (regardless of the size of any one such transaction), in each case other than the purchase of inventory in the ordinary course of business;

                (iv) approve the assignment, transfer, conveyance, lease or other disposition of any of the material properties or assets of the Company and its Subsidiaries, or a related series of such transactions
        (1) exceeding by $50,000 or more in value the amount approved therefor in the Annual Budget, (2) in excess of $500,000 in value notwithstanding whether any such disposition has been approved in the Annual Budget or
        (3) in excess of $1,000,000 in value in the aggregate for all such transactions (regardless of the size of any one such transaction), in each case other than sales of inventory in the ordinary course of business;

                (v) during any Fiscal Year, make any investment in another Person whether in the form of equity or debt (including in connection with a joint venture) in an amount that exceeds $50,000 in the aggregate;

                (vi) adopt any plan of recapitalization, liquidation, voluntary bankruptcy or dissolution of the Company, unless otherwise required by law;

                (vii) redeem or repurchase any Stock or rights to purchase Stock of the Company other than pursuant to employee or management stock option or purchase plans approved by the Major Investor Directors.;

                (viii) borrow any money or incur any indebtedness, including purchase money indebtedness, in excess of $100,000 in the aggregate;

                (ix) waive a right or debt owed to the Company or its Subsidiaries exceeding $50,000 individually or $500,000 in the aggregate;

                (x) satisfy or discharge any indebtedness or make payment of any obligation of the Company or its Subsidiaries in excess of $50,000, other than in the ordinary course of business consistent with past practice;

                (xi) permit or allow any assets of the Company or its Subsidiaries to be subjected to any material Lien in excess of $50,000, other than Liens on equipment in the ordinary course of business consistent with past practices;

                (xii) make any material change in any method of accounting or accounting practice or appoint auditors;

                (xiii) enter into transactions with Affiliates of the Company in excess of $50,000, including, without limitation, financial advisory or other services agreements;

                (xiv) issue or sell any shares of Stock, rights to acquire Stock (by conversion, exercise of a warrant or option or otherwise) or debt securities of the Company or any Subsidiary (provided that the Company may issue such securities pursuant to a stock incentive plan previously approved by the Major Investor Directors), or authorize a Transfer of Stock or rights to purchase Stock of any Subsidiary where approval of the Board is required;

                (xv) adopt any stockholder rights plan or amend the certificate of incorporation or by-laws of the Company;

                (xvi) appoint, elect or terminate the chairman of the Board or any executive officer and member of senior management;

                (xvii) with respect to any fiscal year, approve an annual business plan, budget and any long range strategic plan therefor (collectively, the "Annual Budget"); provided that in the event the Major Investor Directors do not approve an Annual Budget for any fiscal year, the officers shall operate the company consistent with past practice and the prior Annual Budget;

                (xviii) approve any individual or series of related capital expenditures (1) either not provided therefor or exceeding by $50,000 or more the amount approved therefor, in the Annual Budget, (2) in excess of $500,000 notwithstanding whether such expenditure has been approved in the Annual Budget other than as approved by the Executive Committee or (3) in excess of $1,000,000 in the aggregate for all such expenditures (regardless of the size of any one such expenditure);

                (xix) approve or adopt any compensation, incentive, benefit, pension or similar plan for senior management or other employees in excess of $50,000, including any equity or equity-based plan;

                (xx) approve contracts having a value that exceeds $50,000 (other than contracts regarding the purchase of inventory) or that contain any covenants or other terms restricting the business of the Company;

                (xxi) prepare to register Common Stock pursuant to a registration statement on Form S-1 (or any equivalent general registration form) under the Securities Act;

                (xxii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person or make any loans, advances or capital contributions to any other Person; or

                (xxiii) materially change, add to, or eliminate any of the Company's lines of business other than as approved in the Annual Budget.

                (xxiv) provided, a motion to take such action with respect to any of the foregoing may be made by any Major Investor Director and such motion shall thereafter be voted upon, with or without a second or any other additional requirement, by the Board no later than at its next regularly scheduled meeting. For avoidance of doubt, the foregoing actions shall not require the approval of all Major Investor Directors of a Major Investor if such Major Investor has lost its designation rights under Section 2(b).

        (b) If at any time after the fourth anniversary of the date of this Agreement the Major Investor Directors do not agree with respect to any of the items brought to a vote pursuant to Sections 3(a)(i), 3(a)(ii), 3(a)(vi), 3(a)(xvi) or 3(a)(xvii) hereof, and such disagreement continues after such initial vote until the later of (A) the six month anniversary thereof or (B) the conclusion of the second consecutive Board meeting held thereafter, each of the Stockholders (other than SJF and its Permitted Transferees) shall, and shall cause members of the Board designated by them to cooperate to cause the Company to sell its assets and liquidate or to arrange a transaction for the sale of all outstanding Stock (through a merger or otherwise) as promptly as commercially practicable thereafter. The sale shall be supervised and directed by a representative of each of the Major Investors, in consultation and cooperation to the extent practicable with the Company, in a manner (including use of an investment banking firm of recognized standing selected by mutual consent of such representatives) structured, in the reasonable judgment of such representatives, to achieve the highest available price. It is understood and agreed that each Stockholder (other than, subject to the provisions of Section 9(b) hereof, SJF and its Permitted Transferees) shall vote its Shares and shall take all other necessary or desirable actions within its control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) and, if applicable, shall direct its Board nominee(s) to take all necessary or desirable actions to approve and consummate any sale pursuant to this Section 3(b), including exercise of the proxy granted under Section 4(c) in the event of any failure to vote in accordance with the preceding sentence. SJF and its Permitted Transferees shall cooperate with the reasonable joint requests of the Major Investors in furtherance of the foregoing. Without the written consent of the Major Investors, no Stockholder or Affiliate of any Stockholder shall be eligible to purchase assets or Stock pursuant to such a sale. Any such sale or transaction shall be on terms and conditions that are identical for all Stockholders.

        (c) The Company covenants and agrees that from and after the date hereof (except as otherwise provided herein), until termination of this Agreement:

                (i) Books and Records. The Company shall, and shall cause its Subsidiaries to, keep adequate records and books of account and prepare periodic statements of accounts with respect to their business activities in which proper entries reflecting all of their financial transactions are made in accordance with accounting practices and procedures established by the Company, which shall be in accordance with GAAP and applicable law. These practices and procedures shall provide that the Company shall (x) make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and (y) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed and access to assets is given only in accordance with management's general or specific authorization, (2) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets and (3) recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                (ii) Financial and Business Information. The Company will deliver as soon as practicable (x) to each Major Investor and, for so long as SJF holds at least seven percent (7%) of the outstanding Common Stock, calculated on a fully diluted basis, SJF, the information listed in A, B, C, D and E below and (y) to each Stockholder, the information listed in C below:

                        (A) Monthly Information. Commencing with the month
                ending _____________, after the end of each month, but in any event within 30 days thereafter: (x) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such month; and (y) unaudited consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries, for such month and for the portion of such year ending with such month.

                        (B) Quarterly Information. After the end of each of the
                first three quarterly fiscal periods in each Fiscal Year of the Company, but in any event within 45 days thereafter, (x) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter, and (y) unaudited consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the Fiscal Year ending with such quarter, setting forth in each case in comparative form the projected consolidated figures for such period and the actual consolidated figures for the comparable period of the prior Fiscal Year. Such statements shall be (i) prepared in accordance with GAAP consistently applied, (ii) in reasonable detail and (iii) certified by the principal financial or accounting officer of the Company.

                        (C) Annual Information. After the end of each fiscal
                year of the Company (each a "Fiscal Year"), but in any event within 90 days thereafter, (x) an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year, and (y) audited consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year Fiscal Year, setting forth in each case in comparative form the figures for the previous year. Such statements shall be (i) prepared in accordance with

                GAAP consistently applied, (ii) in reasonable detail and (iii) certified by KPMG or such other auditor selected in accordance with Section 3(a)(xii) hereof

                        (D) Projections. Not less than thirty (30) days prior to
                the beginning of each Fiscal Year: (x) projected consolidated balance sheets of the Company and its Subsidiaries, if any, for such Fiscal Year, on a monthly basis; (y) projected consolidated cash flow statements of the Company and its Subsidiaries, if any, including summary details of cash disbursements (including for Capital Expenditures), for such Fiscal Year, on a monthly basis; and (z) projected consolidated income statements of the Company and its Subsidiaries, if any, for such Fiscal Year, on a monthly basis; in each case, approved by the Board of Directors of the Company, together with appropriate supporting details.

                        (E) Supplemental Information. Concurrently and in
                connection with the supply of any historical financial information by the Company pursuant to subsections (A), (B) and
                (C) above, the Company will, but only to the extent it prepares such reports, provide reports containing comparisons and analyses of any variances between budgeted amounts and actual performance by the Company for the period of time covered by any such historical financial information.

                (iii) Tax Compliance. The Company shall pay all transfer, excise or similar taxes (not including income or franchise taxes) in connection with the issuance, sale, delivery or transfer by the Company to each Major Investor and SJF of Stock, and shall indemnify and save each Major Investor and SJF harmless without limitation as to time against any and all liabilities with respect to such taxes. The Company shall not be responsible for any taxes in connection with the transfer of Common Stock by the holder thereof. The obligations of the Company under this paragraph (iii) shall survive the termination or expiration of this Agreement.

                (iv) Access. The Company shall permit representatives of each Major Investor to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the principal officers of the Company, at such times and as often as each Major Investor may reasonably request upon prior notice. In addition, for so long as Sidney Craig, Jenny Craig and their respective Affiliates own at least seven percent (7%) of the Company's Common Stock calculated on a fully diluted basis, Sidney Craig, or a representative thereof, shall have access to the Chief Executive Officer and the Chief Financial Officer once each quarter for two (2) hours to discuss the status of the Company.

                (v) Restrictive Trade Practices; Boycotts. The Company will avoid any role in restrictive trade practices or boycotts prohibited or penalized under U.S. law.

                (vi) Prohibited Payments. The Company, its Subsidiaries and the officers, directors, employees, or representatives of the Company and its Subsidiaries shall use only legitimate practices in commercial operations and in promoting the Company's position on issues before governmental authorities. No officer, director, employee, or representative of the Company or its Subsidiaries shall pay, offer, promise or authorize the payment, directly or indirectly through any other Person, of any monies or anything of value to (x) any Person employed by or acting for or on behalf of any customer, whether private or governmental, or (y) any government official or employee or any political party or candidate for political office or any or employee of, or any person acting on behalf of, a public international organization, for the purpose of inducing or rewarding any favorable action by the customer in any commercial transaction or in any governmental matter (any such act being a "Prohibited Payment"). A Prohibited Payment shall not include the payment of reasonable and bona fide expenditures, such as travel and lodging expenses, which are directly related to the promotion, demonstration or explanation of products or services, or the execution or performance of a contract with a foreign government or agency thereof; provided such payments are permissible under local law and customer guidelines.

                (vii) Confidentiality. Each party hereto or made a party hereto agrees to keep (A) this Agreement and the terms hereof and (B) any non-public information about the Company received pursuant to rights under this Agreement ((A) and (B) collectively, the "Confidential Information"), strictly confidential and to disclose such Confidential Information only to those Persons who have a need to know such terms in order to allow such party to properly perform their obligations hereunder and who are themselves bound by confidentiality obligations with respect thereto; provided (x) ACI may disclose Confidential Information to its limited partners (who shall be advised of the confidential nature of such information) and to the SBA and (y) that if a party (the "Obligated Party") is requested to, or required by, applicable law, rule, regulation or by court order, subpoena, other legal process, to disclose any of the Confidential Information, such party shall provide the Company with prompt written notice of the request or requirement so that the Company may seek a protective order or other appropriate remedy or, in the absence of seeking such protective order or other remedy, waive compliance by such party with the provisions of this Agreement; provided that, in the case of DBCP, upon the request of any government or regulatory or self-regulatory body having or claiming authority to regulate or oversee any aspect of its business or that of its Affiliates, DBCP may disclose such Confidential Information upon advising such requesting party of the confidential nature of such information. In the absence of a protective order or other remedy or the receipt of a waiver from the Company, if the Obligated Party is, in its good faith determination, legally compelled to disclose any of the Confidential Information, it may, without liability hereunder, disclose only such portion of the Confidential Information that it determines is legally required to be disclosed, provided that in that connection the Obligated Party shall use its reasonable best efforts to preserve the confidentiality thereof, including cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded that portion of the Confidential Information disclosed. For avoidance of doubt, the marketing or transfer of Stock by any Stockholder is subject to the terms of this subsection (vii).

        Section 4. Action by Stockholders; Irrevocable Proxy.

        (a) Action by Written Consent. Any action required or permitted to be taken by the Stockholders under this Agreement, including any action with respect to the designation of members of the Board, may be taken pursuant to a written consent setting forth the action so taken and signed by the holders of the requisite percentage of the Shares then held by the Stockholders.

        (b) Special Meetings. In the event that the holders of the requisite percentage of the outstanding Shares have not consented in writing to any action required to be taken by the Stockholders within ten days after such action is required to be taken, then the Chairman of the Board shall call a stockholders meeting for the purpose of determining the decision of stockholders in accordance with the By-Laws, the Certificate of Incorporation and applicable law.

        (c) Irrevocable Proxy. If any Stockholder fails for any reason to vote its Shares in accordance with the requirements of this Agreement, then the applicable proxy holder (as hereinafter determined) shall have the right to vote such Shares. Each Major Investor hereby constitutes and appoints the other Major Investor, with full power of substitution, its true and lawful proxy and attorney-in-fact, to vote, or to give a written consent with respect to, all of the Shares owned by the appointing Major Investor for the election to or the removal from the Board of the other Major Investor's nominee(s), or to vote upon any other matter upon any failure by such appointing Major Investor to vote its Shares in accordance with this Agreement. Each non-Major Investor Stockholder hereby constitutes and appoints each of the Major Investors, with full power of substitution, its true and lawful proxy and attorney-in-fact, to vote, or to give a written consent with respect to, all of the Shares owned by each such Stockholder for the election to or the removal of directors from the Board or to vote upon any other matter, upon any failure by such non-Major Investor to vote its Shares in accordance with this Agreement; provided that the Major Investor that first gives notice to the other Major Investor of its intent to exercise the proxy of any non-Major Investor Stockholder with respect to the votes taken at a particular stockholders meeting or with respect to a particular consent shall be the only Major Investor entitled to exercise such proxy with respect to such vote or consent. Any proxy granted hereunder shall only be valid to the extent that the holder thereof uses such proxy to vote the shares relating thereto in accordance with the terms of this Agreement. Each such appointment shall terminate at such time as the grantor no longer is obligated to vote his, her or its Shares in accordance with the requirements of this Agreement and, in all events, with respect to particular Shares upon the sale of such Shares by such grantor pursuant to an effective registration statement or Rule 144 under the Securities Act. The proxy granted hereby shall be binding on any transferee that acquires Shares in a transaction permitted pursuant to Section 7(b). EACH STOCKHOLDER ACKNOWLEDGES THAT THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE TO THE FULL EXTENT PERMITTED BY THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE.

        Section 5. Other Arrangements.

        (a) No Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any of its Shares nor shall any Stockholder enter into any stockholder agreement or arrangement of any kind with any Person with respect to any of its Shares or other Stock, in each case inconsistent with the provisions of this Agreement (whether or not such agreement and arrangement is with other Stockholders or holders of shares of other Stock that are not bound by this Agreement), including, but not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of Shares or other Stock, or act, for any reason, as a member of a group or in concert with any other Persons in connection with the acquisition, disposition or voting of its Shares or other Stock in any manner which is inconsistent with the provisions of this Agreement.

        (b) The Company shall, as a condition to grants of additional Stock to executive officers or employees of the Company or its Subsidiaries, require such employees to enter into an agreement with the Company restricting the Transfer of the Stock so acquired and other Stock, except with the consent of the Board, and imposing such other restrictions required by the Board and allowing the Company to repurchase such Stock at fair market value, as determined in good faith by the Board, or other price acceptable to the Board in the event that such employees cease to be employed by the Company.

        (c) SJF shall be entitled to the following registration rights in respect of its Registrable Securities:

                (i) If the Company at any time proposes to register (including for this purpose a registration effected by the Company in connection with its initial public offering, only if shares are being sold in such offering for the account of a Major Investor or with respect to the shares transferred to any transferee of such Major Investor) any of its equity Securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-8 relating solely to the sale of securities to participants in a Company stock plan or to other compensatory arrangements to the extent includable on Form S-8, or a registration on Form S-4), the Company shall, at such time, promptly give SJF written notice of such registration at least thirty (30) days before the initial filing of such registration statement. Upon the written request of SJF given within twenty (20) days after mailing of such notice by the Company, the Company shall use its reasonable best efforts to cause to be registered under the Securities Act all of the Registrable Securities that SJF has requested to be registered. Notwithstanding anything to the contrary contained in this Section 5(c), if in connection with any offering described in this Section 5(c) involving an underwriting of securities (whether solely for Company's own account or for the account of others), the managing underwriter or the underwriters shall impose a limitation on the number of shares of Common Stock which may be included in the registration statement, then, in the discretion of such managing underwriter or underwriters, the Company shall include in such registration statement only such portion of the Registrable Securities with respect to which SJF shall have requested inclusion pursuant hereto as such limitation permits after the inclusion of all shares of Securities to be registered by Company for its own account or the account of others, other than the Major Investors or with respect to any of the shares transferred to any such Major Investor's transferees; provided, however, that if the offering is being made for the account of other persons as well as the Company, then the aggregate number of Registrable Securities that may be included in the underwriting shall be allocated (as nearly as practicable) among all holders of Registrable Securities participating in such registration in proportion to the amount of Registrable Securities owned by each such holder. The Company shall have no obligation under this Section 5(c) to make any offering of its securities, or to complete an offering of its securities that it proposes to make, and shall incur no liability to SJF for its failure to do so.

                (ii) At the time and in connection with any registered offering, the Company and SJF shall provide customary indemnification to one another in connection with its obligations under this Section 5(c). The Company shall furnish to SJF such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as SJF may reasonably request. In connection with an underwritten registered offering of Registrable Securities, SJF will enter into an underwriting agreement in customary form and (whether or not SJF participates in such offering) will enter into a market standoff agreement in customary form and not more restrictive than comparable agreements entered into by any other holders of Registrable Securities.

                (iii) All expenses incident to the Company's performance of or compliance with the provisions of this Section 5(c), including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or "blue sky" laws, printing expenses and reasonable fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company, underwriters, securities acts liability insurance if the Company so desires and fees and expenses of other Persons retained by the Company (all such expenses being herein called "Registration Expenses") will be borne by the Company, regardless of whether the registration statement becomes effective. SJF is liable for any (X) fees, discounts or commissions to any underwriter in respect of the Securities sold by SJF and (Y) any fees, expenses or disbursements of counsel and other legal and financial advisors to SJF.

                (iv) The rights under this Section 5(c) shall expire immediately as to any Registrable Securities owned by SJF when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities have been disposed of in accordance with such registration statement, (ii) such securities shall have been distributed or sold to the public pursuant to Rule 144 promulgated under the Securities Act (or any successor rule thereto or any complementary rule thereto) or they shall become eligible for sale under Rule 144(k) provided such Registrable Securities represent less than one percent (1%) of the issued and outstanding Common Stock or (iii) they shall have ceased to be issued and outstanding for any reason.

        Section 6. Preemptive Rights.

        In case the Company proposes to issue or sell any New Securities to either ACI and/or DBCP or their respective Affiliates, the Company shall, no later than thirty (30) Business Days prior to the consummation of such transaction, give notice in writing (the "New Securities Notice") to SJF of such proposed issuance of New Securities. The New Securities Notice shall describe the proposed issuance of New Securities (including the amount and price of such New Securities), identify the proposed purchaser(s), and contain an offer (the "Preemptive Rights Offer") to sell to SJF at the same price and for the same consideration to be paid by the proposed purchaser(s), all or part of SJF's pro rata portion of the New Securities to be issued to ACI and/or DBCP. Following receipt of such notice, SJF shall have twenty (20) Business Days during which it may elect to purchase a pro rata portion of the New Securities proposed to be issued to ACI and/or DBCP, determined by dividing the number of Shares held by SJF by the aggregate number of Shares held by all Stockholders before the proposed issuance of New Securities. If the Company does not effectuate such sale within ninety (90) days after the expiration of such twenty (20) Business Day period, the Company shall be required to again comply with this Section 6 prior to effectuating any such sale. Notwithstanding the foregoing, this Section 6 shall not apply to (i) shares of Common Stock issued to ACI and/or DBCP upon their exercise of any Convertible Securities, including, without limitation, the Warrants; (ii) any payment-in-kind interest payable to ACI and/or DBCP pursuant to that certain Junior Subordinated Debt Facility, dated as of _____________, among _________________; (iii) dividends payable in kind, if and when declared, on the Preferred Stock; (iv) dividends or distributions on its Securities payable in shares of its Common Stock or other equity interests of the Company,
(v) a subdivision of the Company's outstanding shares of Common Stock into a larger number of shares of Common Stock, (vi) a combination of the Company's outstanding shares of Common Stock into a smaller number of shares of Common Stock or (vii) an increase or decrease in the number of shares of Common Stock outstanding by reclassification of the Company's Common Stock.

        Section 7. Restrictions on Transfer.

        (a) Transfer Restricted. No Stockholder may Transfer any interest in any of the Securities held by such Stockholder except in accordance with Section 7(b). No Transfer of Securities in violation of this Agreement shall be made or recorded on the books of the Company.

        (b) Permitted Transfers by Stockholders. The parties acknowledge and agree that any of the following Transfers of Securities are deemed to be in compliance with this Agreement:

                (i) a Transfer by any Stockholder in compliance with Section 8 and/or Section 9; and

                (ii) a Transfer by any Stockholder to a Permitted Transferee of such Stockholder.

        (c) Additional Restrictions on Shares Owned by Major Investors. On or prior to the fourth (4th) anniversary of the date hereof, none of the Major Investors may Transfer, pursuant to Section 7(b)(i) hereof, more than forty nine percent (49%) in the aggregate of any class of Securities owned by such Major Investor as of the date of this Agreement without the consent of the non-transferring Major Investor, such consent not to be unreasonably withheld; provided that notwithstanding the foregoing, in the case of DB Capital, if Deutsche Bank AG, in its good faith, reasonably determines that such Transfer is required in order to comply with any law, regulation or order applicable to DB Capital Partners or its Affiliates, such Transfer shall be permitted.

        (d) Restrictions on Certain Transferees. Without the mutual consent of the Major Investors, no transferee of Shares from a Major Investor pursuant to a Transfer approved under this Section 7 shall have any of the rights of a Major Investor hereunder including rights deriving from the number of shares of Common Stock owned by such transferee; provided, that in the event that Deutsche Bank AG transfers or causes all or substantially all of the Shares owned by DBCP to be transferred to itself or to one or more of its direct or indirect subsidiaries, Deutsche Bank AG may designate, at its discretion, which of itself or any such subsidiary shall succeed to the rights and obligations of DBCP as a Major Investor hereunder.

provided, however, that, except for Transfers to the Company or Stockholders in accordance with this Agreement, no Transfer pursuant to this Section 7 shall be permitted unless and until each transferee delivers to the Company an executed copy of this Agreement, in which it agrees to be bound by and take the Securities so transferred subject to all the terms of this Agreement.

        (e) Transfers by the Craig Group. Notwithstanding anything herein to the contrary, so long as CEI or any Subsidiary of CEI beneficially owns, directly or indirectly, Stock representing more than seven percent (7%) of the Common Stock of the Company on a fully diluted basis, the Craigs will not Transfer more than fifty percent (50%) of the voting securities of CEI or any Subsidiary of CEI owning such Stock or any Person owning more than fifty percent (50%) of the voting securities of such Subsidiary to any Person other than a Permitted Transferee of the Craigs.

        Section 8. Right of First Refusal.

        (a) Except for Transfers to Permitted Transferees or Transfers pursuant to Section 9, if any Stockholder (a "Selling Stockholder") desires to dispose of any or all of its Securities, (i) such proposed Transfer must be pursuant to a bona fide written offer received from a proposed third party purchaser who is not an Affiliate of the Selling Stockholder (the "Offer"), (ii) such Stockholder shall give written notice (the "Sale Notice") to the Company and each non-selling Major Investor not fewer than thirty (30) Business Days before the date of the proposed disposition, which notice shall specify the terms and conditions of the Offer and the identity of the offeror and (iii) each non-selling Major Investor shall have the option, but not the obligation, by providing written notice to the Selling Stockholder within thirty (30) Business Days following the receipt of the Sale Notice (the "Option Period"), to purchase in the aggregate, all, but not less than all, of the Securities for which the Offer was made at the price and upon the terms and conditions set forth in the Offer. Such option shall be exercisable by each non-selling Major Investor on a pro-rata basis with a right to purchase the full allotment of Securities unsubscribed for by any other non-selling Major Investor. Subject to the compliance with the tag-along right provisions of Section 9(a) hereof, such purchase will close, unless otherwise agreed to by the Selling Stockholder and the non-Selling Major Investor, on the thirtieth (30th) Business Day after the latest day on which a Sale Notice was received by any of the purchasing Major Investors.

        (b) If, for any reason, the non-selling Major Investors fail to exercise the option to purchase all of the Securities of the Selling Stockholders for which the Offer was made provided for in Section 8(a) within the thirty (30) Business Day period described in Section 8(a), it shall be deemed to be a waiver of such non-Selling Major Investors' option and the option shall expire and the Selling Stockholder shall have the right, subject to Section 9(a), for a period of ninety (90) days following the expiration of such option, to sell all of the Securities subject to the Offer; provided, that such sale may only be to the original offeror and on the same terms and conditions of the Offer, and provided, further, that such third party purchaser shall agree in writing to be bound by all of the terms and conditions of this Agreement which apply to the Selling Stockholder.

        Section 9. Rights and Obligations of Inclusion (Tag-Along and Drag-Along Rights).

        (a) Tag Along Rights.

                (i) Except for Transfers to Permitted Transferees, no Selling Stockholder or group of Selling Stockholders shall, individually or collectively, in any one transaction or any series of transactions, Transfer to any third party or group of third parties any or all of such Stockholder's or Stockholders' Securities unless the Major Investors have not exercised their rights of first refusal with respect to such Securities under Section 8. If any Selling Stockholder or group of Selling Stockholders receives and intends to accept a bona fide offer from a third party to purchase or otherwise acquire a number of Securities, then such Selling Stockholder or group of Selling Stockholders shall cause the third party's offer to be reduced to writing (which writing shall include an offer to purchase or otherwise acquire Securities from each non-selling Stockholder (each an "Offeree") according to the terms and conditions of this Section 9(a)) and shall send written notice of the third party's offer (the "Notice") to each Offeree, which notice may be the same notice and given at the same time as the Sale Notice under Section 8. The Notice shall be accompanied by a true and correct copy of the third party's offer. At any time within thirty (30) Business Days after receipt of the Notice, each Offeree may accept the offer included in the Notice (an "Accepting Offeree") for up to such number of Securities as is determined in accordance with the provisions of Section 9(b) by furnishing written notice of such acceptance to the Selling Stockholders and delivering to the Selling Stockholders the certificate or certificates representing the maximum number of Securities that may be sold or otherwise disposed of pursuant to such offer by such Offerees, together with a limited power-of-attorney authorizing the Selling Stockholders to sell or otherwise dispose of such Securities pursuant to the terms of such third party's offer.

                (ii) Each Offeree shall have the right, pursuant to Section 9(a)(i) above, to sell, at the price and upon the terms and conditions set forth in the Notice, a number of any class of equity Securities (rounded down to the nearest whole number of Securities) equal to the product of (A) the total number of such class of equity Securities to be acquired by the third party, times (B) a fraction, the numerator of which shall be the total number of such class of equity Securities owned by such Offeree, and the denominator of which shall be the total number of such class of equity Securities owned by the Selling Stockholders and each participating Offeree. The Selling Stockholders shall reduce the number of such class of equity Securities they are to sell accordingly to allow for that amount of Securities of such class owned by the Accepting Offerees to be sold.

                (iii) The purchase from each Accepting Offeree pursuant to this
        Section 9(a) shall be on the same terms and conditions, including the price per unit and the date of sale or other disposition, as are received by the Selling Stockholders and stated in the Notice provided to the Offerees by the Selling Stockholders.

                (iv) Simultaneously with the consummation of the sale or other disposition of the Securities of the Selling Stockholders and the Accepting Offerees to the third party pursuant to the third party's offer, the Selling Stockholders shall notify the Accepting Offerees of the consummation of such sale or other disposition, shall cause the third party purchaser to remit to each Accepting Offeree the total sale price of the Securities of such Accepting Offeree sold or otherwise disposed of pursuant to such sale or other disposition and shall furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms of such sale or other disposition as may be reasonably requested by the Accepting Offeree. The Selling Stockholders may deduct from the sales price payable to each Accepting Offeree pursuant to this Section 9(a) such Accepting Offeree's pro rata portion of the reasonable out-of-pocket fees and expenses payable in respect of the completion of such sale, including, without limitation, brokers', legal and accounting fees and expenses.

                (v) If within thirty (30) Business Days after the receipt of the Notice, any Offeree has not accepted the offer contained in the Notice, such Offeree will be deemed to have waived any and all rights with respect to the sale or other disposition of the Securities described in the Notice and the Selling Stockholders shall have ninety (90) days from the expiration of the tag-along option provided by this Section 9 in which to sell or otherwise dispose of not more than the amount of Securities described in the Notice, to the offeror named in the Notice and on terms not more favorable to the Selling Stockholders than were set forth in the Notice. If, at the end of such ninety (90) days following the receipt of the Notice, the Selling Stockholders have not completed the sale or other disposition of the Securities of the Selling Stockholders and any Accepting Offeree in accordance with the terms of the third party's offer, the Selling Stockholders shall return to each Accepting Offeree all certificates representing the Securities which such Accepting Offeree delivered for sale or other disposition pursuant to this Section 9(a), and all the restrictions on sale or other disposition contained in this Agreement with respect to the Securities owned by the Selling Stockholders shall again be in effect.

        (b) Drag-Along Obligations. If any Stockholder or the Company shall receive an offer in writing from a third party which is not an Affiliate of such Stockholder or the Company (a "Third-Party Offeror") to purchase all of the Common Stock of the Company, on a fully diluted basis, to effect a business combination of the Company with such Third Party Offeror or an Affiliate thereof or to purchase all or substantially all the assets of the Company (any such proposal, including any subsequent amendments thereto accepted by the Third Party Offeror and the Major Investors, an "Acquisition Proposal"), such Stockholder or the Company, as the case may be, shall deliver a notice (an "Acquisition Notice") to the Major Investors within three (3) Business Days of receipt thereof. Such Acquisition Notice shall contain a copy of such Acquisition Proposal, including the name and address of the Third-Party Offeror and the terms of the Acquisition Proposal. In the event that the Major Investors send written notice (a "Joint Acceptance Notice") to the Company and the other Stockholders within thirty (30) Business Days after receipt of the Acquisition Notice of their acceptance of the terms of the Acquisition Proposal (which notice shall include a description of any changes to the terms of the Acquisition Proposal accepted by the Major Investors that differ from the terms of the Acquisition Proposal distributed as part of the initial Acquisition Notice), and provided that pursuant to the terms of the Acquisition Proposal as accepted by the Major Investors, the Securities held by Management Stockholders and SJF will receive the same consideration as the corresponding Securities if held by DBCP or ACI, the other Stockholders severally agree that, upon receipt of such Joint Acceptance Notice, they shall be obligated to sell, at the same time as the Major Investors sell, all of their Securities to the Third-Party Offeror upon the terms and conditions set forth in the Acquisition Proposal, or, as the case may be, to vote all of their Securities entitled to vote in favor of the merger or sale of all or substantially all of the assets of the Company as described in the Acquisition Proposal, and otherwise to take all actions reasonably necessary or appropriate to cause the Company to consummate the proposed transaction.

        Section 10. Share Certificates.

        (a) Each certificate or other instrument representing the Securities or Subordinated Debt now or hereafter held by a Stockholder shall be stamped with a legend in substantially the following form:

        "THE [SECURITIES][DEBT] EVIDENCED BY THIS [CERTIFICATE] [INSTRUMENT] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT OR COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

        (b) Each instrument representing the Securities now or hereafter held by a Stockholder shall be stamped with a legend substantially in the following form:

        THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT, DATED ______________, A COPY OF WHICH IS ON FILE AT THE OFFICE OF COMPANY AND WILL BE FURNISHED TO ANY PROSPECTIVE PURCHASER ON REQUEST. SUCH STOCKHOLDERS AGREEMENT PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON THE SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE AND THAT UNDER CERTAIN CIRCUMSTANCES THE HOLDER THEREOF MAY BE REQUIRED TO SELL THE SHARES REPRESENTED BY THIS CERTIFICATE. BY ACCEPTANCE OF THIS CERTIFICATE, EACH HOLDER HEREOF AGREES TO BE BOUND BY THE PROVISIONS OF THE STOCKHOLDERS AGREEMENT"

        Each Stockholder agrees that he or it will deliver all certificates for or other instruments evidencing Securities or Subordinated Debt owned by him to the Company for the purpose of affixing such legend to such certificates or instruments.

        Section 11. After-Acquired Shares. All of the provisions of this Agreement shall apply to all of the Securities now owned or hereafter issued or transferred to a Stockholder or to his or its Permitted Transferees in consequence of any additional issuance, purchase, exchange, exercise of conversion rights or reclassification of Securities, corporate reorganization, or any other form or recapitalization, or consolidation, or merger, or share split, or share dividend, or which are acquired by a Stockholder in any other manner.

        Section 12. Severability. If one or more provisions of this Agreement are held to be unenforceable to any extent under applicable law, such provision shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by law so as to effectuate the parties' intent to the maximum extent, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the maximum extent permitted by law.

        Section 13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of law principles of such state to the extent that they would apply the law of a different jurisdiction. Each of the parties irrevocably elects as the sole judicial forum for, and consents to the jurisdiction of, the courts of the United States of America located in Delaware and of the State of Delaware in connection with the adjudication of any matter arising under or in connection with this Agreement, and waives any objection to such jurisdiction or venue that it may have. Service of process on the parties in any action arising out of or relating to this Agreement shall be effective if mailed to the parties in accordance with Section 15. The parties waive all right to trial by jury in any action, suit or proceeding to enforce or defend any rights or remedies under this Agreement.

        Section 14. Assignment. Neither this Agreement nor any right or obligation arising under this Agreement may be assigned by any party without the prior written consent of the other parties, other than to a Permitted Transferee of the assignor and except that each Major Investor may assign its rights in whole or in part to an Affiliate of such Major Investor without the prior written consent of any other party, provided such assignor or Major Investor shall remain liable for all of its respective obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, and no other Person shall have any right, benefit or obligation under this Agreement.

        Section 15. Notices. All notices and communications to be given or made by any party under this Agreement shall be in writing and delivered by hand-delivery, registered first class mail (return receipt requested), facsimile, or air courier guaranteeing overnight delivery, addressed as follows, or to such other Person or address as the party named below may designate by notice:

        (a) If to the Company:

        (b) If to DBCP:

        (c) If to ACI:

        (d) If to the Management Stockholder:

        (e) If to SJF:

Each such notice or other communication shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three Business Days after the same shall have been deposited with the United States mail.

        Section 16. Termination. This Agreement shall terminate and be of no further force or effect with respect to any Stockholder (i) upon such Stockholder's Transfer of all of such Stockholder's Securities in accordance with the terms of this Agreement or (ii) upon the Initial Public Offering Date; provided, however, that no such termination shall relieve any Stockholder from any liability arising from any breach of this Agreement by such Stockholder prior to such termination.

        Section 17. Section and Other Headings. The section and other headings in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

        Section 18. Remedies. Each party, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Each party agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In any action or proceeding brought to enforce any provision of this Agreement or where any provision of this Agreement is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

        Section 19. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, of the parties with respect to the subject matter hereof.

        Section 20. Amendment; Waiver.

        (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Major Investor, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that no amendment may impair the rights of, or impose any additional liability or obligation on, any Stockholder without such Stockholder's consent.

        (b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies provided under this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same document.

        Section 22. Fees and Expenses. Except as otherwise provided in this Agreement, each party shall bear its own costs and expenses incurred in connection with this Agreement, including the fees and expenses of their respective accountants and counsel.

        Section 23. Affiliate Transactions. Except for the transactions contemplated by (a) the Agreement and Plan of Merger, dated as of January ___, 2002 ("Merger Agreement"), among J Holdings Corp., J Acquisition Corp. and Jenny Craig, Inc., (b) the Fee Letter, dated the date hereof, among J Holdings Corp., J Acquisition Corp., DBCP and ACI, (c) this Agreement and (d) the equity and debt commitment letters of ACI and DBCP executed in connection with the Merger Agreement, the Company shall not enter into any transaction with a Major Investor or Affiliate thereof without the consent of the other Major Investor.


                         [SIGNATURES BEGIN ON NEXT PAGE]

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.



                            J HOLDINGS CORP.


                            By:
                               ------------------------------------------------
                               Name:
                               Title:


                            DB CAPITAL INVESTORS, L.P.
                            By: DB Capital Partners, L.P., its general partner
                            By: DB Capital Partners, Inc., its general partner


                            By:
                               ------------------------------------------------
                               Name:
                               Title:


                            [ACI CAPITAL CO., INC.], on behalf of ACI Entities

                            By:
                               ------------------------------------------------
                               Name:
                               Title:


                            [MANAGEMENT STOCKHOLDER]


                            By:
                               ------------------------------------------------
                               Name:
                               Title:


                            SJF ENTERPRISES, INC.


                            By:
                               ------------------------------------------------
                               Name:
                               Title:

                            ---------------------------------------------------
                            SID CRAIG
                            [Only with respect to Section 7(e) hereof]



                            ---------------------------------------------------
                            JENNY CRAIG
                            [Only with respect to Section 7(e) hereof]


                            CRAIG ENTERPRISES, INC.


                            By:
                               ------------------------------------------------
                               Name:
                               Title:
                            [Only with respect to Section 7(e) hereof]

                                                                       EXHIBIT A



      SECURITIES OWNED BY MAJOR INVESTORS, MANAGEMENT STOCKHOLDERS AND SJF







                                       3